                                                                   EXHIBIT 10.24

                                 GOODS AGREEMENT

                                                            AGREEMENT # ROC-P-68

        This Agreement dated as of April 15, 1999 ("EFFECTIVE DATE"), between International Business Machines Corporation ("BUYER") and Brocade Communications Systems, Inc. ("SUPPLIER"), establishes the basis for a multinational procurement relationship under which Buyer may purchase from Supplier the Products and Services which are described in SOWs issued under this Agreement.

        1.0 DEFINITIONS:

        "AFFILIATES" means entities that control, are controlled by, or are under common control with a party to this Agreement and that have signed a PA.

        "AGREEMENT" means this agreement and any relevant Statements of Work ("SOW"), Work Authorizations ("WA"), Participation Attachments ("PA"), and other attachments or appendices specifically referenced in this Agreement.

        "BUYER" means either IBM or one of its Affiliates.

        "DAYS" means calendar days unless otherwise specified.

        "BUYER PERSONNEL" means agents, employees, contractors or remarketers engaged by Buyer.

        "PARTICIPATION AGREEMENT" or "PA" means an agreement signed by Affiliates and accepted by Supplier in writing, which incorporates by reference the terms and conditions in this agreement, any relevant SOW, and other attachments or appendices specifically referenced in the PA. Buyer to supply Supplier with copies of all such documents.

        "PRODUCTS" means items identified in the relevant SOW.

        "SERVICES" means the services identified in the relevant SOW.

        "STATEMENT OF WORK" or "SOW" means any document attached to or included in this Agreement which describes the Products and Services, including any requirements, specifications or schedules.

        "SUPPLIER" means either Supplier or one of its Affiliates.

        "SUPPLIER PERSONNEL" means agents, employees or subcontractors engaged by Supplier.

        "WORK AUTHORIZATION" or "WA" means a purchase order or other Buyer designated document, in either electronic or hard copy form, issued by Buyer's procurement personnel, and is the only authorization for Supplier to perform any work under this Agreement. A SOW is a WA only if designated as such in writing by Buyer.


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                                                                   EXHIBIT 10.24

                                 GOODS AGREEMENT


        2.0 STATEMENT OF WORK: Supplier will provide the Products or Services as specified in the relevant SOW only when specified in a WA. Supplier will not make any changes to the form, fit or function of the Products without Buyer's prior written consent, such consent not to be withheld unreasonably. Supplier will maintain the capability to supply agreed upon Products, including parts of Products, for a period of months after withdrawal of such Products as specified in the relevant SOW. Supplier will notify Buyer of its intent to withdraw any Product and will continue to deliver such withdrawn Products for the periods as specified in the relevant SOW. Supplier shall process WAs issued by Buyer and shall accept all WAs in Accordance with this Goods Agreement and the applicable SOW. Supplier shall provide Buyer written sales order acknowledgment within [*] of receipt. If order acknowledgment is not received with [*], the WA will be deemed to be accepted by Supplier.

        3.0 TERM AND TERMINATION

            3.1 TERM: Products and Services acquired by Buyer on or after the Effective Date will be covered by this Agreement. This Agreement will remain in effect until terminated.

            3.2 TERMINATION OF THIS AGREEMENT: Either party may terminate this Agreement, without any cancellation charge, for a material breach of the Agreement by the other party or if the other party becomes insolvent or files or has filed against it a petition in bankruptcy ("Cause"), to the extent permitted by law. Such termination will be effective at the end of a thirty (30) day written notice period if the Cause remains uncured. Either party may terminate this Agreement without Cause when there are no outstanding SOWs.

            3.3 TERMINATION OF A SOW OR WA: Buyer may terminate a SOW with Cause effective immediately or without Cause on 60 days written notice. Upon termination, in accordance with Buyer's written direction, Supplier will immediately: (i) cease work; (ii) prepare and submit to Buyer an itemization of all completed and partially completed Products and Services; (iii) deliver to Buyer Products satisfactorily completed up to the date of termination at the agreed upon Prices in the relevant SOW; and (iv) deliver upon request any work in process. In the event Buyer terminates without Cause, Buyer will compensate Supplier for the actual and reasonable expenses incurred by Supplier for work in process up to and including the date of termination, provided Supplier uses reasonable efforts to mitigate Buyer's liability under this SubSection by, among other actions, returning to its suppliers, selling to others, or otherwise using the canceled Products (including raw materials or works in process) and provided such expenses do not exceed the Prices.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                                                                   EXHIBIT 10.24

                                 GOODS AGREEMENT


        4.0 PRICING

            4.1 PRICING: Supplier will provide Products and Services to Buyer for the Prices. Except as may be set forth in a SOW, the Prices for Products and Services specified in the applicable SOW, and reflected in a WA, will be the only amount due to Supplier from Buyer.

            4.2 COMPETITIVE PRICING. [*] Prices will at least be competitive with industry prices for like products and services and, if not, Supplier will use commercially reasonable efforts to adjust its Prices so that they are competitive.

        5.0 PAYMENTS AND ACCEPTANCE: Terms for payment will be specified in the relevant SOW. Payment of invoices will not be deemed acceptance of Products or Services, but rather such Products or Services will be subject to inspection, test and rejection by Buyer for a period as specified in the relevant SOW. Buyer may reject Products or Services that do not comply with the specifications and require prompt correction or replacement of such Products, as specified in the relevant SOW. During the relevant warranty period, Buyer may reject entire lots of Products which do not meet quality levels as specified in the relevant SOW after such testing and evaluation, and such Products shall be returned to Supplier as set forth in Section 6.2 ("Warranty Redemption") below.

        6.0 WARRANTIES

            6.1 ONGOING WARRANTIES: Supplier makes the following ongoing representations and warranties: (i) it has the right to enter into this Agreement and its performance of this Agreement will not violate the terms of any contract, obligation, law, regulation or ordinance to which it is or becomes subject; (ii) to the best of Supplier's knowledge, no claim, lien, or action exists or is threatened against Supplier that would interfere with Buyer's use or sale of the Products; (iii) Products are free from defects in design (except for written designs provided by Buyer unless such designs are based entirely on Supplier's specifications), material and workmanship and will conform to the warranties and specifications in this Agreement for the time period from the date of shipment as specified in the relevant SOW; (iv) Products are safe for any use consistent with and will comply with the warranties and specifications in this Agreement; (v) Products and Services are Year 2000 ready such that they are capable of correctly processing, providing, receiving and displaying date data, as well as exchanging accurate date data with all products with which the Products are intended to be used as set forth in the accompanying documentation, within and between the twentieth and twenty-first centuries, provided that all other products (e.g., hardware, software and firmware) used in combination with the Products properly exchange date data with the

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                                                                   EXHIBIT 10.24

                                 GOODS AGREEMENT


Products; (vi) none of the Products contain nor are any of the Products manufactured using ozone depleting substances known as halons, chlorofluorocarbons, methyl chloroform and carbon tetrachloride; (vii) Products sold as new are new and do not contain used or reconditioned parts; however, Products which are serviced under the applicable warranty may be new or reconditioned; and (ix) Products and Services do not infringe any intellectual property right of a third party. Supplier will promptly notify Buyer in writing should there be any failure to adhere to the representations and warranties as stated herein.

        THE WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, REPRESENTATIONS AND CONDITIONS, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING THOSE WARRANTIES, REPRESENTATIONS OR CONDITIONS OF MERCHANTABILITY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FITNESS FOR A PARTICULAR USE.

            6.2 WARRANTY REDEMPTION: If Products or Services do not comply with the warranties in this Agreement, Supplier will repair or replace Products (at the mutually agreed to level) or re-perform Services, or credit or refund the then-current Price of Products or Services, such remedy at Supplier's discretion. For such Products, Supplier will issue to Buyer a Return Material Authorization ("RMA") within two (2) business days of Buyer's written notice. Buyer may return Products which do not conform to the warranties in this Agreement from any Buyer location to the nearest authorized Supplier location at cost of Supplier and Supplier will, at cost of Supplier, return any repaired or replaced Product in a timely manner. The foregoing states Supplier's exclusive liability, and Buyer's sole and exclusive remedy, for the failure of the Products to conform to the relevant specifications during the applicable warranty period.

            6.3 POST WARRANTY SERVICE: Supplier will offer post warranty Services as specified in the relevant SOW or identify a third party which will provide such Services. In the event a third party will provide such Services, Supplier will provide the designated party with the information required for the performance of the Services.

            6.4 EPIDEMIC DEFECTS: Supplier will, at Buyer's discretion, repair or replace, or provide a credit or refund (at the then-current Prices) for Products which have the same or similar defect at a rate as specified in the relevant SOW ("Epidemic Defect Rate"), after verification of such Epidemic Defect Rate by Supplier, or where a safety defect is found. Supplier will commence such performance within five (5) calendar days of Buyer's written notice to Supplier of an Epidemic Defect Rate. Supplier will reimburse Buyer for all actual and reasonable expenses incurred by Buyer, as mutually agreed to, for such repair and replacement of Products, including expenses associated with problem diagnosis, field and finished goods inventory repair or replacement.

        7.0 DELIVERY

            7.1 DELIVERY LOGISTICS: Delivery under this Agreement means delivery to the Buyer location and/or Buyer delivery point as specified in the relevant SOW or WA. Buyer may

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                                                                   EXHIBIT 10.24

                                 GOODS AGREEMENT

cancel or reschedule the delivery date or change the delivery point as specified in the relevant SOW. The term of sale will be specified in the relevant SOW. Buyer will use commercially reasonable efforts to issue a [*] rolling forecast for quantities of Products that may be required. Supplier will only deliver the Products specified in a WA. ANY PRODUCT QUANTITIES CITED IN OR PURSUANT TO THIS AGREEMENT, EXCEPT FOR QUANTITIES CITED IN A WA, ARE PRELIMINARY AND NON-BINDING ONLY. BUYER MAKES NO REPRESENTATION OR WARRANTY AS TO THE QUANTITY OF PRODUCTS THAT IT WILL PURCHASE, IF ANY.

            7.2 ON-TIME DELIVERY: The lead-time for Buyer to issue a WA prior to delivery will be specified in a SOW. Except as provided in SubSection 14.8 ("Force Majeure"), Products specified in a WA for delivery with such lead-time will be delivered on time. Supplier will use commercially reasonable efforts when Buyer requests delivery with a shorter lead-time. If Supplier cannot comply with a delivery commitment, Supplier will promptly notify Buyer of a revised delivery date and Buyer may: (i) cancel without charge any Products or Services ordered under a given WA which have not yet been Delivered; (ii) require Supplier to deliver Products using priority freight delivery at Supplier's expense for the incremental freight charges; and (iv) exercise all other remedies provided in this Agreement.

        8.0 INTELLECTUAL PROPERTY: Supplier grants Buyer all intellectual property rights licensable by Supplier which are necessary for Buyer to sell the Products from Supplier and to use the Products as expressly provided for under this Agreement.

            8.1 MICROCODE LICENSE: Supplier hereby grants Buyer a non-exclusive, worldwide, right and license under all applicable intellectual property rights of Supplier to (i) use, execute and display all device drivers, firmware and software of Supplier used in the support and operation of the Products, including upgrades, updates, bug fixes or back-up versions of the same (the "Microcode"), in object code format only, in conjunction with, or for use with the Products, (ii) reproduce, distribute and license the Microcode, in object code format only, as part of, in conjunction with or for use with the Products sold or leased by Buyer to end users, and (iii) to authorize, license and sublicense third parties to do any, some or all of the foregoing. Buyer shall distribute the Microcode (as incorporated into the Products) with an end user agreement which is legally enforceable in the jurisdiction within which the Products are distributed, and which is no less protective of Supplier's rights than this Agreement. All rights in and to the Microcode which are not granted to Buyer herein are expressly reserved to Supplier.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                                                                   EXHIBIT 10.24

                                 GOODS AGREEMENT

            8.2 RESTRICTIONS: Buyer shall have no right to (i) sell the Microcode in stand-alone form; (ii) modify or adapt the Microcode for other products or create derivative works of the Microcode; (iii) decompile, reverse translate, or disassemble the Microcode for any reason, or (iv) use or distribute the Microcode for any purpose other than as set forth in this Agreement.

            8.3 TRADEMARKS: This Agreement does not grant either party the right to use the other party's trademarks, trade names or service marks.

            8.4 OWNERSHIP: Notwithstanding the terms of SubSection 14.10 ("Prior Communication and Order of Preference"), nothing in this Agreement or any SOW or WA shall be construed to grant any title or rights of ownership of the Microcode to Buyer, and that Supplier owns and shall continue to own all right, title and interest in the Microcode.

        9.0 INDEMNIFICATION

            9.1 GENERAL INDEMNIFICATION: Supplier will defend, hold harmless and indemnify, including attorney's fees, Buyer and Buyer Personnel against claims that arise or are alleged to have arisen as a result of negligent or intentional acts or omissions of Supplier or Supplier Personnel in performing its obligations under this Agreement.

            9.2 INTELLECTUAL PROPERTY INDEMNIFICATION: Supplier will defend, hold harmless and indemnify, including attorney's fees, Buyer and Buyer Personnel from claims that Supplier's Products or Services infringe the intellectual property rights of a third party. If such a claim is or is likely to be made, Supplier will, at its option: (i) obtain for Buyer the right to continue to use and sell the Products and Services consistent with this Agreement; (ii) modify the Products and Services so they are non-infringing and in compliance with this Agreement; or (iii) replace the Products and Services with non-infringing ones that comply with this Agreement. In the event that none of the options in the preceding sentence are commercially practical, at Buyer's request, Supplier shall accept the cancellation of infringing Services and/or the return of infringing Products, and refund to Buyer the amounts paid in respect of such infringing Services and/or infringing Products.

            9.3 EXCEPTIONS TO INDEMNIFICATION: Supplier will have no obligation to indemnify Buyer or Buyer Personnel for claims that Supplier's Products or Services infringe the intellectual property rights of a third party to the extent such claims arise as a result of: (i) Buyer's combination of Products or Services with products or services not authorized by Supplier or approved for use with the Products; (ii) Supplier's implementation of a Buyer originated design; or (iii) Buyer's unauthorized modification of the Products. Supplier will have no obligation to indemnify Buyer or Buyer Personnel for any claim under this Section 9 unless Buyer has promptly notified Supplier of such claim, has provided Supplier with reasonable assistance in defending any such claim and has allowed Supplier to have sole control over the defense and settlement, if applicable, of any such claim. Notwithstanding the foregoing, Buyer shall have the right, at Buyer's expense, to retain counsel and assist in the defense of any such claim.


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                                                                   EXHIBIT 10.24

                                 GOODS AGREEMENT


        10.0 LIMITATION OF LIABILITY:

            10.1 LIMITATION: Except for liability under the Section entitled Indemnification and the SubSection entitled Epidemic Defects, in no event will either party be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages, whether or not such party was informed of the possibility of such damages.

            10.2 LIABILITY CAP: Except for liability under Section 9.0 ("Indemnification"), Supplier's liability for all claims, however caused and on any theory of liability arising out of this Agreement, shall in no event exceed an amount equal [*] of the total purchase revenue actually received by Buyer in respect of the affected Products in the [*] immediately preceding the event giving rise to such damages or [*], whichever is greater.

        11.0 SUPPLIER AND SUPPLIER PERSONNEL: Supplier is an independent contractor and this Agreement does not create an agency relationship between Buyer and Supplier or Buyer and Supplier Personnel. Buyer assumes no liability or responsibility for Supplier Personnel. Supplier will: (i) ensure it and Supplier Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements; (ii) be responsible for the supervision, control, compensation, withholdings, health and safety of Supplier Personnel; (iii) ensure Supplier Personnel performing Services on Buyer's premises comply with the On Premises Guidelines, which will be provided to Supplier; and (iv) to the best of Supplier's knowledge, inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval.

        12.0 ELECTRONIC COMMERCE: The parties will use commercially reasonable efforts to establish procedures that would enable the parties to conduct transactions using an electronic commerce approach under which the parties will electronically transmit and receive legally binding purchase and sale obligations ("Documents"), including electronic credit entries transmitted by Buyer to the Supplier account specified in the relevant SOW. Each party, at its own expense, will provide and maintain the equipment, software, services and testing necessary for it to effectively and reliably transmit and receive such Documents. Either party may use a third party service provider for network services, provided the other party is given sixty (60) days prior written notice of any changes to such services. A Document will be deemed received upon arrival at the receiving party's mailbox or Internet address and the receiving party will promptly send an acknowledgment of receipt of such Document from the receiving party. The receiving party will promptly notify the originating party if a Document is received in an unintelligible form, provided that the originating

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                                                                   EXHIBIT 10.24

                                 GOODS AGREEMENT

party can be identified. In the absence of receiving party's acknowledgment of a given Document, the originating party will be obligated to re-send the Document until such time as it receives an acknowledgment that the Document has been received by the receiving party as set forth above. Each party will authenticate Documents using a digital signature or User ID mutually agreed by the parties, and will maintain security procedures to prevent its unauthorized use.

        13.0 RECORDKEEPING AND AUDIT RIGHTS: Supplier will maintain (and provide to Buyer upon reasonable notice and frequency to Supplier) relevant accounting records to support invoices under this Agreement for three (3) years following completion or termination of the relevant SOW. All accounting records will be maintained in accordance with generally accepted accounting principles.

        14.0 GENERAL

            14.1 AMENDMENTS: This Agreement may only be amended by a writing specifically referencing this Agreement which has been signed by authorized representatives of the parties.

            14.2 ASSIGNMENT: Neither party will assign their rights or delegate or subcontract their duties under this Agreement to third parties or affiliates without the prior written consent of the other party, such consent not to be withheld unreasonably, except that Buyer may assign this Agreement in conjunction with the sale of a substantial part of its business utilizing this Agreement. Any unauthorized assignment of this Agreement is void.

            14.3 CHOICE OF LAW AND FORUM; WAIVER OF JURY TRIAL; LIMITATION OF
ACTION: This Agreement and the performance of transactions under this Agreement will be governed by the laws of the country in which the transaction is performed, except that the laws of the State of New York applicable to contracts executed in and performed entirely within that State will apply if any part of the transaction is performed within the United States. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to this Agreement must be commenced no later than two (2) years from the date on which the claim of action arose. The parties expressly disclaim the applicability of the United Nations Convention on the International Sale of Goods (CISG).

            14.4 COMMUNICATIONS: All communications between the parties regarding this Agreement will be conducted through the parties' representatives as specified in the relevant SOW. Supplier will use reasonable efforts to participate in replenishment logistics programs presented by Buyer.

                                                                   EXHIBIT 10.24

                                 GOODS AGREEMENT

            14.5 COUNTERPARTS: This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Agreement made by reliable means is considered an original.

            14.6 EXCHANGE OF INFORMATION: Unless required otherwise by law, all information exchanged by the parties will be considered non-confidential. If the parties require the exchange of confidential information, such exchange will be made under the Confidential Disclosure Agreement (CDA) #OEM99026 dated February 2, 1999 and any Supplements thereto which have been signed or which may be signed in the future. The parties will not publicize the terms or conditions of this Agreement in any advertising, marketing or promotional materials except as may be required by law, provided the party publicizing obtains any confidentiality treatment available. Supplier will use information regarding this Agreement only in the performance of this Agreement.

            14.7 FREEDOM OF ACTION: This Agreement is nonexclusive and either party may design, develop, manufacture, acquire or market competitive products or services. Buyer will independently establish prices for resale of Products or Services and is not obligated to announce or market any Products or Services and does not guarantee the success of its marketing efforts, if any.

            14.8 FORCE MAJEURE: Neither party will be in default or liable for any delay or failure to comply with this Agreement due to any cause beyond the control of the affected party, excluding labor disputes, provided such party promptly notifies the other.

            14.9 OBLIGATIONS OF AFFILIATES: Affiliates will acknowledge acceptance of the terms and conditions of this Agreement through the signing of a PA before conducting any transaction under this Agreement.

            14.10 PRIOR COMMUNICATIONS AND ORDER OF PRECEDENCE: This Agreement replaces any prior or contemporaneous oral or written agreements or other communication between the parties with respect to the subject matter of this Agreement, excluding any confidential disclosure agreements. In the event of any conflict in these documents, the order of precedence will be: (i) the quantity, delivery location and method of shipment of Products ordered under a WA; (ii) the relevant SOW; (iii) the relevant PA; (iv) this Agreement.

            14.11 SEVERABILITY: If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties' rights under this Agreement.

            14.12 SURVIVAL: The provisions set forth in the following Sections and Subsections of this Agreement will survive after termination of this Agreement and will remain in effect until fulfilled: SubSection 6.1 ("Ongoing Warranties"), SubSection 6.2 ("Warranty Redemption"), Section 8.0 ("Intellectual Property"), Section 9.0 ("Indemnification"), Section 10.0 ("Limitation of

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                                                                   EXHIBIT 10.24

                                 GOODS AGREEMENT

Liability"), Section 13.0 ("Record Keeping and Audit Rights"), SubSection 14.3 ("Choice of Law and Forum; Waiver of Jury Trial; Limitation of Action"), SubSection 14.6 ("Exchange of Information") and SubSection 14.10 ("Prior Communications and Order of Precedence").

            14.13 WAIVER: An effective waiver under this Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of the other party's noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.


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                                                                   EXHIBIT 10.24

                                 GOODS AGREEMENT

                                                            AGREEMENT # ROC-P-68


ACCEPTED AND AGREED TO:                            ACCEPTED AND AGREED TO:
International Business Machines Corporation        Brocade Communications Systems, Inc.
I

By: _______________________________________        By: _____________________________________
    Authorized Signature                               Authorized Signature

    _______________________________________            _____________________________________
    Date                                               Date


Jeffrey S. Mueller                                 Charles Smith
___________________________________________        _________________________________________
Printed Name                                       Printed Name

Manager, Materials Operations                      Vice President, Worldwide Sales
___________________________________________        _________________________________________
Title & Organization                               Title & Organization